BUFFALO GOLD LTD.

(An Exploration Stage Company)

FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

SEPTEMBER 30, 2005

NOTICE TO READER

These unaudited financial statements for the third financial quarter ended September 30, 2005 have not been reviewed by our auditors, Davidson & Company LLP, Chartered Accountants. They have been prepared by Buffalo Gold Ltd.’s management in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years except for the change in accounting policy described in note 3. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2004.

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Balance Sheets

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

		September 30, 2005	December 31, 2004

Assets

Current
Cash and cash equivalents		$ 551,397	$ 155,285
Receivables		13,229	1,809
Notes receivable (note 4)		47,500	50,000
Deferred issue costs		-	-
Prepaid expenses		4,412	-

		616,538	207,094
Exploration properties (notes 3 and 4)		30,651	-

		$ 647,189	$ 207,094

Liabilities And Shareholders' Equity

Current
Accounts payable and accrued liabilities (note 9)		$ 158,208	$ 479,424
Loans payable (note 5)		-	196,647
		158,208	676,071
Amounts due to shareholders		6,272	6,272

		164,480	682,343

Shareholders' Equity
Share capital (note 6)
Authorized
Unlimited common shares without par value

Issued
12,996,324 (2004 – 6,756,726) common shares		5,499,517	4,392,709
Contributed surplus		54,000	54,000
Deficit		(5,070,808)	(4,921,958)

		482,709	(475,249)

		$ 647,189	$ 207,094
Going concern (note 2)
On behalf of the Board:

“Doug Turnbull”		“James Stewart”
Doug Turnbull	Director	James Stewart	Director

The accompanying notes are an integral part of these financial statements.

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Statements of Operations and Deficit

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004

Expenses
Consulting fees	$21,496	$7,500	$37,744	$27,750
Property evaluation and due diligence	-	-	-	2,500
Red Property exploration costs
Consulting geologists	121	-	2,230	-
Drilling	75,000	-	75,000	-
Listing, filing and transfer fees	7,332	3,283	16,996	13,251
Office and miscellaneous	3,229	56	5,497	11,053
Professional fees	57,130	1,569	57,271	38,484
Rent	2,814	2,700	8,949	10,200
Travel and promotion	468	1,694	497	16,872

Loss before other items	(167,590)	(16,802)	(204,184)	(120,010)

Other Items
Gain or settlement of debts	57,768	-	72,262	-
Recovery of property evaluation and due diligence costs (note 4)	-	-	-	94,955
Foreign exchange	(10,477)	-	(12,577)	-
Interest expense	-	(4,564)	(4,743)	(13,692)
Interest income	392	1,549	392	3,879

Loss for the period	(119,907)	(19,817)	(148,850)	(34,968)

Deficit, beginning of period	(4,950,901)	(4,856,406)	(4,921,958)	(4,841,255)

Deficit, end of period	$(5,070,808)	$(4,876,223)	$(5,070,808)	$(4,876,223)

Loss per share, basic and fully diluted	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Weighted average number of shares outstanding
Basic and fully diluted	11,073,296	4,086,726	8,059,194	4,069,966

The accompanying notes are an integral part of these financial statements.

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Statements of Cash Flows

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004

Cash Flows From (Used In) Operating Activities
Loss for the period	$(119,907)	$(19,817)	$(148,850)	$(34,968)

Items not involving cash
Unrealized foreign exchange loss	-	-	2,100	-
Interest accrued on notes payable	-	-	4,743	-
Gain on settlement of debts	(57,768)	-	(72,262)	-

Changes in non-cash working capital items:
Decrease (increase) in receivables	(7,651)	2,066	(11,420)	16,341
Increase (decrease) in notes receivable	-	46,142	2,500	(48,813)
Decrease (increase) in prepaid expenses	(3,687)	-	(4,412)	13,857
Increase in accounts payable and accrued liabilities	(989)	(19,209)	(25,979)	38,840

Net cash provided by (used in) operating activities	(190,002)	9,182	(253,580)	(14,743)

Cash Flows From Financing Activities
Proceeds from private placements	741,198	-	741,198	-
Exercise of share purchase warrants	-	-	-	19,833
Decrease (increase) in deferred issue costs	2,500	-	-	-
Share issue costs	(21,783)	-	(24,424)	-
Repayment of notes payable	(36,431)	-	(36,431)	-

Net cash provided by financing activities	685,484	-	(680,343)	19,833

Cash Flows Used In Investing Activities
Acquisition of exploration properties	(30,651)	-	(30,651)	-

Net cash provided by (used in) investing activities	(30,651)	-	(30,651)	-

Change in cash and cash equivalents during the period	464,831	9,182	396,112	5,090

Cash and cash equivalents, beginning of period	86,566	8,798	155,285	12,890

Cash and cash equivalents, end of period	$551,397	$17,980	$551,397	$17,980
Non-cash transactions: Debts settled with the issuance of common shares
Accounts payable	$280,743	$-	$280,743	$-
Loans payable	$109,291	$-	$109,291	$-

The accompanying notes are an integral part of these financial statements.

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2005

(Unaudited, Prepared by Management)

1.

BASIS OF PRESENTATION

Buffalo Gold Ltd. (the "Company") is an Alberta Corporation engaged in the acquisition, exploration, exploration management, development and sale of mineral properties, with the primary aim of developing properties to a stage where they can be exploited for a profit.  To date, the Company has not earned significant revenues and is considered to be in the exploration stage.  The Company's shares are listed on the TSX Venture Exchange and, accordingly, the Company is subject to restrictions on share issuances and certain types of payments as set out in TSX Venture Exchange policies.

The accompanying unaudited financial statements do not include all information and footnote disclosures required for an annual set of financial statements under Canadian or United States generally accepted accounting principles (“GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows as at September 30, 2005 and for all periods presented, have been included.  Interim results for the nine-month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

These financial statements have been prepared in accordance with Canadian GAAP for interim financial information.  Note 11 describes differences between these financial statements and those prepared in conformity with United States GAAP.

These financial statements should be read in conjunction with the financial statements and notes for the fiscal year ended December 31, 2004. The accounting principles applied in these interim consolidated financial statements are consistent with those applied in the annual consolidated financial statements.

2.

GOING CONCERN

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation.  However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. In particular, the Company has a history of operating losses and while it has working capital of $488,981, it intends to undertake exploration programs that will require further funds. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2005

(Unaudited, Prepared by Management)

3.

CHANGE IN ACCOUNTING POLICY

The Company has adopted a new accounting policy regarding the treatment of expenditures on its exploration properties. The Company previously capitalized these expenditures but will now charge to operations all exploration expenses incurred prior to the determination of the feasibility of mining operations, including periodic option payments and administrative expenditures.

The Company capitalizes all mineral property acquisition costs and those exploration and development expenditures incurred following the determination of the feasibility of mining operations. The Company capitalizes such amounts until the property to which they relate is placed into production, sold, allowed to lapse or abandoned.

Mineral property acquisition costs include cash consideration and the fair value of common shares and warrants issued for mineral property interests, pursuant to the terms of the relevant agreement.  These costs are amortized over the estimated life of the property following commencement of commercial production, or written off if the property is sold, allowed to lapse or abandoned, or when an impairment in value has been determined to have occurred.

This change in accounting policy has been applied retroactively but does not involve any revision to the comparative figures presented.

4.

EXPLORATION PROPERTIES

Red Property

In July 2005, the Company acquired an interest in an underlying option to acquire the “Red Property”, which is a gold exploration property located in northern British Columbia.  The Red Property is presently held under option by Gitennes Exploration Inc. ("Gitennes") which can acquire a 100% interest in the Red Property, subject to a 1.5% net smelter return royalty.  In order to acquire its 60% interest in the underlying option, Buffalo must pay Gitennes $30,000 on regulatory approval, incur expenditures of $600,000 by July 15, 2007, of which $200,000 must be incurred by July 15, 2006, and must make property payments to the underlying vendor totalling $100,000 by July 15, 2007.  Thereafter, Buffalo and Gitennes will incur the balance of the $2,000,000 in expenditures required by the underlying option to be incurred by July 15, 2010 on a pro rata basis. To date, the Company has paid $30,000 to Gitennes.

Calling Lake and Varlaam, Alberta

The Company had interests in several mining exploration permits in the Calling Lake and adjacent Varlaam regions of Alberta. The Company wrote down the carrying values of the properties to $nil in prior periods and subsequently abandoned these claims.

Terrawest Properties, Peoples Republic of China

During the year ended December 31, 2003, the Company entered into an agreement to acquire an interest in certain gold properties in the People’s Republic of China from Terrawest Resource Holdings Ltd. (“Terrawest”).  The Company conducted property evaluation and due diligence in 2003. In March 2004, the agreement effectively ended when Terrawest received a notice from its Chinese partners terminating Terrawest’s underlying agreement on the subject properties.  The Company agreed to abandon any claim against Terrawest in consideration of Terrawest and its principals providing two joint and several promissory notes totalling $100,000. The promissory notes are each for $50,000, fell due on July 30, 2004 and December 31, 2004 respectively and bear interest at the rate of 10% per year after their due dates. The present value of these promissory notes was $94,955 at the date of issue and $50,000 at December 31, 2004.  The Company received the $50,000 due July 30, 2004 and, in April 2005 received $2,500 of the

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2005

(Unaudited, Prepared by Management)

amount due December 31, 2004.

5.

LOANS PAYABLE

In 2003, the Company arranged for bridge financing totalling $152,131. The loans were to be repaid on the earlier of (1) the date that the Company closed a private placement of its securities so as to realize gross proceeds of at least $500,000; or (2) by March 31, 2004. The loans bore interest at 12% per year and included a share bonus of 45,276 common shares, subject to regulatory approval.

The Company was unable to repay the loan when it fell due and, in April 2005, reached an agreement with the lenders to settle the principal amount of the debt for 25% in cash and 75% in common shares at US$0.15 per share. The loan holders agreed to waive interest on the loans and the common share bonuses. The settlement was subject to regulatory approval, which was granted in July 2005. On settlement of the debt, the Company recognized a $57,768 gain on settlement and issued 600,688 common shares.

6.

SHARE CAPITAL AND CONTRIBUTED SURPLUS

	Number of Shares	Share Capital	Contributed Surplus

Balance at December 31, 2002	2,186,929	$3,742,531	$ -
Private placement	1,333,330	300,639	-
Settlement of accounts payable	32,221	28,999	-
Private placement	423,077	151,717	-
Exercise of warrants	33,333	8,883	-
Stock-based compensation	-	-	54,000

Balance at December 31, 2003	4,008,890	4,232,769	54,000
Exercise of warrants	77,836	19,833	-
Private placement	2,480,000	146,193	-
Finder’s fee	190,000	11,200	-
Share issue costs	-	(17,286)	-

Balance at December 31, 2004	6,756,726	4,392,709	54,000
Share for debt settlement (note 5)	600,688	109,291
Share for debt settlement with related parties (note 9)	1,538,910	280,743
Private placement, July 2005	3,100,000	566,070
Private placement, September 2005	1,000,000	175,128
Share issue costs	-	(24,424)	-

Balance at September 30, 2005	12,996,324	$ 5,499,517	$ 54,000

In October 2005, the Company entered into an agreement which could result in the issuance of 17,000,000 common shares in certain circumstances (see note 12).

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2005

(Unaudited, Prepared by Management)

7.

STOCK OPTIONS

In 2003, the Company adopted an incentive stock option plan (the “Plan”) to grant options to directors, officers, employees and consultants of the Company.  The maximum number of shares reserved for issuance under the Plan may not exceed 10% of the issued share capital of the Company.  Under the Plan, the exercise price of each option may not be less than the market price of the Company’s shares at the date of grant.  Options granted under the Plan have a term not to exceed five years.

As at September 30, 2005, the following stock options are outstanding and exercisable:

Number of Shares	Exercise Price	Expiry Date

157,000	US$ 0.50	April 16, 2008

The change in stock options outstanding is as follows:

	September 30, 2005		September 30, 2004
	Stock Options Outstanding	Weighted Average Exercise Price	Stock Options Outstanding	Weighted Average Exercise Price

At January 1	256,000	$ 0.60	277,956	$ 0.79

Granted	-	-	-	-
Exercised	-	-	-	-
Expired or forfeited	(99,000)	(0.60)	-	-
At end of period	157,000	$ 0.60	277,956	$ 0.79

8.

WARRANTS

The change in share purchase warrants outstanding is as follows:

	September 30, 2005		September 30, 2004
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding	Weighted Average Exercise Price

At January 1	-	-	1,088,630	$0.35
Expired	-	-	(1,010,794)	0.73
Exercised	-	-	(77,836)	0.26
At end of period	-	-	-	$0.00

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2005

(Unaudited, Prepared by Management)

9.

RELATED PARTY TRANSACTIONS

The Company incurred the following expenses with consulting firms controlled by directors, an officer and a former director:

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004

Consulting fees	$ 7,500	$ 7,500	$ 38,500	$ 17,500
Legal fees	36,250	-	36,250	-
Rent and office costs	2,175	2,700	8,949	10,200

Included in accounts payable at September 30, 2005 is $5,000 (December 31, 2004 - $158,082) due to a law firm controlled by a director and $34,910 (December 31, 2004 - $173,818) due to consulting companies related by directors and officers.

These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

In July 2005, the Company settled accounts payable due to related parties of $280,743 through the issuance of 1,538,910 common shares.

10.

RECLASSIFICATION

Certain 2004 comparative figures have been reclassified to conform to the financial statement presentation adopted in 2005.

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”). These financial statements also conform, in all material respects, with generally accepted accounting principles in the United States of America (“United States GAAP”) with respect to recognition, measurement and presentation except as described and quantified below.

Reconciliation of balance sheet items:

	September 30, 2005	December 31, 2004
Exploration properties (Canadian GAAP)	$ 30,651	$ -
Exploration property acquisition costs in the period, expensed as incurred	(30,651)	-
Exploration properties (US GAAP)	$ -	$ -
Total assets (US GAAP)	$ 616,538	$ 207,094
Shareholders’ equity (deficiency) (US GAAP)	$ 452,058	$ (475,249)

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2005

(Unaudited, Prepared by Management)

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED….)

Reconciliation of statement of operations items:

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Exploration costs (Canadian GAAP)	$ 75,121	$ -	$ 77,230	$ -
Exploration property acquisition costs expensed as incurred	30,651	-	30,651	-
Exploration costs (US GAAP)	$ 105,772	$ -	$ -	$ -
Loss for the period (US GAAP)	$ (150,558)	$ (19,817)	$ (179,501)	$ (34,968)
Loss per share (US GAAP)	$ 0.01	$ 0.00	$ 0.02	$ 0.01

In accordance with Canadian GAAP, the Company recognized an expense in respect of the fair value of stock options granted to employees and directors. This treatment is permitted, but not mandatory, under US GAAP.

12.

SUBSEQUENT EVENTS

On October 11, 2005, the Company entered into an agreement with Longview Capital Partners Limited (“Longview”) to acquire up to a 90% interest in the Mt. Kare Property in Papua New Guinea. Longview holds an option from Madison Minerals Inc. (“Madison”) to acquire up to a 100% interest of Madison’s 90% interest in the Mt. Kare Property. Longview is beneficially owned by one of the Company’s directors. One of the Company’s directors is also a director and shareholder of Madison.

In order to acquire its interest in the Mt. Kare Property, Buffalo will assume Longview’s obligations under its agreement with Madison as follows:

Buffalo will complete a preliminary feasibility study by January 4, 2007 and pay Madison, in cash or shares at Madison’s election, a total of $500,000 by October 1, 2006 on a quarterly basis to acquire a 49% interest in Madison Enterprises (PNG) Ltd. (“Madison PNG”), a wholly-owned subsidiary of Madison that is the holder of the Mt. Kare Property.

Buffalo can acquire a further 2% interest (51% in the aggregate) by paying, in cash or shares at Buffalo’s election, a further $500,000 on or before February 15, 2007.

Buffalo can acquire a further 14% interest in Madison PNG (65% in the aggregate) by completing a bankable final feasibility study by July 4, 2008.

After acquiring at least a 51% interest, Buffalo will have the right to acquire the balance of Madison’s interest based on an independent valuation of Madison’s remaining interest for cash or shares of Buffalo or a combination of both. If Buffalo elects not to acquire Madison’s remaining interest, Buffalo and Madison will enter into a joint venture for the further development of Mt. Kare.

Subject to regulatory approval, Buffalo will issue Longview 17,000,000 common shares of Buffalo at a deemed price of US$0.25 per share upon Buffalo having acquired the initial 49% interest in Madison PNG from Madison. In addition, Buffalo has agreed to pay Longview $200,000 in blocks of $50,000 on signing of the acquisition agreement and every three months thereafter until paid.

This acquisition will require the approval of Buffalo’s shareholders and Buffalo will seek such approval as soon as it is in a position to do so.